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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant

Name                                                    State of Formation
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
Eltrax Technology Services Group, Inc.                     Georgia
Eltrax Customer Care Group, Inc.                           Georgia
Cereus Technology Partners, Inc.                           Delaware
Eltrax ASP Group, LLC                                      Georgia
Eltrax Group, Inc.                                         Pennsylvania
Cereus Technology, Inc                                     Delaware
American Internet Media, Inc.                              Delaware
Cereus Bandwidth Limited Liability Company                 Georgia
MessageClick, Inc.                                         Delaware
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